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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-33375) of Nexar Technologies, Inc. of our report dated January 24, 1997 (except with resepct to the matter discussed in note 10 as to which the date is February 28, 1997) on the financial statements on Nexar Technologies, inc. as of December 31, 1995 and 1996, and for the period from inception (March 7, 1995) to December 31, 1995 and for the year ended December 31, 1996 included in Nexar Technologies, Inc. Form 10-K for the year ended December 31, 1997. It should be noted that we have not audited any financial statements of Nexar Technologies, Inc. subsequent to December 31, 1996.





                                                             ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 27, 1998